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                                                                EXHIBIT 11.1



                        STATEMENT REGARDING COMPUTATION
                        OF PROFORMA NET INCOME PER SHARE


Weighted average common shares outstanding:                         6,225,653

Stock options issued within one year of filing          267,840
        Weighted average option price                $     7.84
        Proceeds                                      2,100,638
        Mid range of estimated offering price                11
        Common share repurchased                        190,967
        Common equivalent shares                         76,873
                                                     ----------
Total common and common equivalent shares                           6,302,525
Net income                                                            242,700
                                                                   ----------
Proforma net income per share                                      $     0.04
                                                                   ==========